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                                                                  Exhibit (j)(1)

                          INDEPENDENT AUDITORS' CONSENT

To the Shareholders and Board of Trustees of Money Market Portfolio:

We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated February 11, 2000, on the statement of assets and liabilities for the Money Market Portfolio as of December 31, 1999 and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the three-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Financial Statements" in the Statement of Additional Information.

                                                      /s/KPMG LLP

New York, New York
April 19, 2000